                                                                    EXHIBIT 11.1


                         MDSI MOBILE DATA SOLUTIONS INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                      THREE MONTHS ENDED MARCH 31,
                                                       -------------------------
                                                          1998           1997
                                                       ----------     ----------
Net income for the period ........................     $   76,262     $1,263,280
                                                       ==========     ==========

Weighted average shares outstanding ..............      6,466,336      5,937,239
Common equivalent shares
  Stock options ..................................        143,040        291,373
  Special warrants ...............................             --         60,222
  Share purchase warrants ........................         12,177         22,981
                                                       ----------     ----------

Total shares for diluted earnings per Common Share      6,621,553      6,311,815
                                                       ==========     ==========

Basic earnings per Common Share ..................     $     0.01     $     0.21
                                                       ==========     ==========

Diluted earnings per Common Share ................     $     0.01     $     0.20
                                                       ==========     ==========



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